EXHIBIT 1

                                 LEUKOSITE, INC.


                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT is dated as of June 22, 1999 by and between (i) LEUKOSITE, INC., a Delaware corporation with its principal office at 215 First Street, Cambridge, Massachusetts 02142 (the "Company"), (ii) Perseus Capital LLC, a Delaware limited liability company, with its principal office at 1627 I N.W., Suite 610, Washington, D.C. 20006 (the "Purchaser") and (iii) any permitted assignee pursuant to Section 10.9(a) hereof.

         WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, an aggregate of 1,030,928 shares (the "Shares") of the authorized but unissued shares of common stock, $.01 par value per share, of the Company (the "Common Stock"), at an aggregate purchase price of $10,000,000, all upon the terms and subject to the conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

         1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

                  (a) "Affiliate" of a party means any corporation or other business entity controlled by, controlling or under common control with, such party. For this purpose "control" shall include direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power or economic interest in such corporation or other business entity.

                  (b) "Closing" shall have the meaning set forth in Section 2.2 of this Agreement.

                  (c) "Closing Date" means the date of the Closing.

                  (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

                  (e) "Person" (whether or not capitalized) shall mean an individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

                  (f) "Registration Rights Agreement" shall mean that certain Registration Rights Agreement, dated as of the date hereof, between the Company and the Purchaser, in the form attached hereto as Exhibit A.
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                  (g) "SEC" shall mean the Securities and Exchange Commission.

                  (h) "Securities" shall mean the Shares, any shares of Common Stock of the Company, any securities convertible into, exercisable for or exchangeable for shares of Common Stock or preferred stock of the Company, or any direct or indirect beneficial ownership in any rights, warrants or options to acquire, or in any securities convertible into or exchangeable for, any securities (voting or non-voting) of the Company.

                  (i) "Securities Act" shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

                  (j) "Voting Securities" shall mean any Securities which entitle the holder thereof to vote (whether at a meeting of stockholders, by written consent without a meeting or otherwise), directly or indirectly, alone or in concert with others on any matters for which the holder of such Securities is entitled to vote thereon.

         2.       Purchase and Sale of Shares.

                  2.1 Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, at the Closing, the Shares at a purchase price of $9.70 per share. The aggregate purchase price payable by the Purchaser to the Company for all of the Shares shall be $10,000,000.

                  2.2 Closing. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the Boston offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110 on such date and at such time as may be agreed upon between the Purchaser and the Company; provided, that the Closing Date shall be no earlier than the date on which the Company consummates its proposed acquisition (the "ProScript Acquisition") of ProScript, Inc., a Delaware corporation ("ProScript"), and no later than the date which is one (1) business day after the Company consummates the ProScript Acquisition. At the Closing, the Company shall deliver to the Purchaser a single stock certificate, registered in the name of the Purchaser, representing the number of shares of Common Stock purchased by the Purchaser, against payment of the purchase price therefor by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing.

                  2.3 Perseus-Soros Management, LLC Fee. At the Closing, subject to and upon the terms and conditions set forth in this Agreement, the Company shall pay to Perseus, LLC, a Delaware limited liability company, a fee in an aggregate amount equal to $200,000, by wire transfer of immediately available funds to such account or accounts as Perseus, LLC shall designate in writing.

         3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

                  3.1 Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to so qualify would not have a material
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                                       -3-

adverse effect upon the Company. The Company has all requisite corporate power and authority to carry on its business as now conducted and to carry out the transactions contemplated hereby.

                  3.2 Capitalization. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock, of which 12,918,306 shares were outstanding as of June 16, 1999, and (ii) 5,000,000 shares of preferred stock, of which no shares are outstanding on the date hereof. Except as set forth in Schedule 3.2 hereto, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests.

                  3.3 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated herein and therein has been taken. When executed and delivered by the Company, each of this Agreement and the Registration Rights Agreement shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles, and except as the same may be limited by the indemnification obligations of the Company under the Registration Rights Agreement. The Company has all requisite corporate power to enter into this Agreement and the Registration Rights Agreement and to carry out and perform its obligations under the terms of this Agreement and the Registration Rights Agreement.

                  3.4 Valid Issuance of the Shares. The Shares will, upon issuance pursuant to the terms hereof, be duly authorized and validly issued, fully paid and nonassessable and not subject to any encumbrances, preemptive rights or any other similar contractual rights of the stockholders of the Company or others.

                  3.5 Financial Statements. The Company has furnished to the Purchaser its audited Statements of Income, Stockholders' Equity and Cash Flows for each of the fiscal years ended December 31, 1997 and 1998, its audited Consolidated Balance Sheet as of December 31, 1998, its unaudited Statements of Income, Stockholders' Equity and Cash Flows for the period from January 1, 1999 to March 31, 1999, and its unaudited Balance Sheet as of March 31, 1999. All such financial statements are hereinafter referred to collectively as the "Financial Statements". The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly present, in all material respects, the financial position of the Company and the results of its operations as of the date and for the periods indicated thereon, except that the unaudited financial statements referred to above may not be in accordance with generally accepted accounting principles because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which, individually and in the aggregate, will not be material. Since March 31, 1999, there has been no material adverse change (actual or threatened) in the assets, liabilities (contingent or other), affairs, operations, prospects or condition (financial or other) of the Company.
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                  3.6 SEC Documents. The Company has furnished to the Purchaser, a true and complete copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Annual Report"), the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1999, and any other statement, report, registration statement (other than registration statements on Form S-8) or definitive proxy statement filed by the Company with the SEC during the period commencing March 31, 1999 and ending on the date hereof. The Company will, promptly upon the filing thereof, also furnish to the Purchaser all statements, reports (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), registration statements and definitive proxy statements filed by the Company with the SEC during the period commencing on the date hereof and ending on the Closing Date (all such materials required to be furnished to the Purchaser pursuant to this sentence or pursuant to the next preceding sentence of this Section 3.6 being called, collectively, the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates.

                  3.7 Consents. Except for (i) the filing and effectiveness of any registration required to be filed by the Company under the Securities Act in connection with the exercise by the Purchaser of its rights under the Registration Rights Agreement and (ii) any required state "blue sky" law filings in connection with the transactions contemplated under such registration statement, all consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated herein and therein have been obtained and will be effective as of the Closing Date.

                  3.8 No Conflict. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the Certificate of Incorporation or By-laws of the Company or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulation, applicable to the Company or its properties or assets.

                  3.9 Brokers or Finders. The Company has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement, and the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  3.10 Nasdaq National Market. The Common Stock is listed on the Nasdaq National Market System, and there are no proceedings to revoke or suspend such listing.

                  3.11 Absence of Litigation. There is no pending (or to the best of the Company's knowledge, threatened) action, suit, proceeding or investigation against the Company or any of its direct or indirect subsidiaries.
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                                       -5-

                  3.12 No Undisclosed Liabilities. Other than as disclosed on the Financial Statements delivered to Purchaser, since March 31, 1999, the Company has incurred no material liabilities or obligations, fixed or contingent, matured or unmatured or otherwise, except for liabilities or obligations that, individually or in the aggregate, do not or would not have a material adverse effect on the financial condition or business of the Company and its subsidiaries other than (a) liabilities and obligations arising in the ordinary course of business and (b) other liabilities disclosed in the schedules to this Agreement.

                  3.13 Contracts. All contracts, agreements and instruments required to be filed as an exhibit to the Annual Report are legal, valid, binding and in full force and effect and, to the knowledge of the Company, are enforceable by the Company in accordance with their respective terms, subject to
(a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (b) rules of law governing specific performance, injunctive relief or other equitable remedies, and (c) actions or omissions of Persons other than the Company, provided, however, that the Company has no knowledge of any material actions or omissions by such other Persons. Except as disclosed in the Annual Report and other than contracts or agreements relating exclusively to the Company's pre-clinical and clinical development and manufacturing activities, the Company has not granted rights to manufacture, produce, assemble, license, market or sell its products to any other person and is not bound by any contract or agreement that materially restricts the Company's exclusive right to develop, manufacture, assemble, distribute or sell its products.

                  3.14 Subsidiaries; Joint Ventures. The Company has no subsidiaries other than LeukoSite (U.K.) Limited, a company organized under the laws of England and Wales, and CytoMed, Inc., a Delaware corporation, each of which are wholly-owned subsidiaries of the Company, and does not otherwise own or control, directly or indirectly, any other Person, other than L&I Partners L.P., a Delaware limited partnership. Except as described in the Annual Report (including the Joint Venture Agreement (as defined below) as incorporated by reference thereto), the Company is not a participant in any joint venture, partnership, or similar arrangement material to its business. The Company is a party to a joint venture agreement (the "Joint Venture Agreement") with Ilex Oncology, Inc ("Ilex"). In the Company's judgement, and in the context of the Joint Venture Agreement, the Company's commercial working relationship with Ilex is satisfactory and, to the knowledge of the Company, (i) Ilex has not within the last twelve months threatened to cancel or otherwise terminate the Joint Venture Agreement with the Company in accordance with its terms, (ii) Ilex has not notified the Company of Ilex's intention to materially modify or amend the terms of the Joint Venture Agreement, and (iii) the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement will not materially adversely affect the relationship of the Company with Ilex.

                  3.15 Taxes. Each of the Company and any subsidiary of the Company has filed (or has had filed on its behalf) or will timely file or will cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by it prior to or as of the date of the Closing, and such Tax Returns are, or will be at the time of filing, true, correct and complete in all material respects. Each of the Company and any subsidiary of the Company has paid (or has had paid on its behalf) or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or will establish or cause to be established in accordance with generally accepted accounting principles on or before the date of the Closing an adequate accrual for the payment of, all material Taxes (as defined below) due with respect to any period ending prior to or as of the date of the Closing. "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts,
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                                       -6-

excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the Internal Revenue Service or any taxing authority (whether state, county, local or foreign) (each, a "Taxing Authority"), including any interest, fines, penalties or additional amounts attributable to or imposed upon any such taxes or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority, including information returns, any documents with respect to accompanying payments of estimated Taxes, or with respect to or accompanying requests for extensions of time in which to file any such return, report, document, declaration or other information. There are no claims or assessments pending against the Company or any subsidiary of the Company for any material alleged deficiency in any Tax, and neither the Company nor any subsidiary of the Company has been notified in writing of any material proposed Tax claims or assessments against the Company or any subsidiary of the Company. To the Company's knowledge, no Tax Return of the Company or any subsidiary of the Company is or has been the subject of an examination by a Taxing Authority. Each of the Company and any subsidiary of the Company has withheld from each payment made to any of its past or present employees, officers and directors, and any other person, the amount of all material Taxes and other deductions required to be withheld therefrom and paid the same to the proper Taxing Authority within the time required by law.

                  3.16 Pricing. The Company has not granted to, or agreed to give, HealthCare Ventures V, L.P. (or any other entity through which it chooses to invest in the Company) ("HealthCare"), in connection with the sale of shares of Common Stock by the Company to HealthCare pursuant to that certain Stock Purchase Agreement, dated of even date herewith, the right to purchase such shares of Common Stock on economic terms better than the economic terms granted by the Company to the Purchaser hereunder.

         4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:

                  4.1 Authorization. All action on the part of the Purchaser and, if applicable, its officers, directors, managers, members, shareholders and/or partners necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated herein and therein has been taken. When executed and delivered, each of this Agreement and the Registration Rights Agreement will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. The Purchaser has all requisite power and authority to enter into each of this Agreement and the Registration Rights Agreement and to carry out and perform its obligations under the terms of this Agreement and the Registration Rights Agreement.

                  4.2 Purchase Entirely for Own Account. The Purchaser is acquiring the Shares for its own account for investment and not for resale or with a view to distribution thereof in violation of the Securities Act.

                  4.3 Investor Status; Etc. The Purchaser certifies and represents to the Company that it is an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring any of the Shares.
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                                       -7-

The Purchaser's financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and the risk of loss of its entire investment. The Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

                  4.4 Shares Not Registered. The Purchaser understands that the Shares have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Shares must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

                  4.5 No Conflict. The execution and delivery of this Agreement and the Registration Rights Agreement by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default by the Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of the Purchaser or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Purchaser or its respective properties or assets.

                  4.6 Brokers. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

                  4.7 Consents. All consents, approvals, orders and authorizations required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the Closing Date.

                  4.8 Investment Representations.

                  The Purchaser represents and warrants to the Company that: (i) it is a Delaware limited liability company, (ii) each of its constituent members is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act, (iii) its principal office is located in Washington, DC, and (iv) the principal office of its general partner is located in Washington, DC.

                  4.9 Purchaser and Affiliates. The total number of shares of Common Stock currently owned by the Purchaser and all Affiliates of the Purchaser is, in the aggregate, 416,667. There are no other Affiliates of the Purchaser that own Common Stock or other securities of the Company.

         5.       Conditions Precedent.
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                                       -8-

                  5.1. Conditions to the Obligation of the Purchaser to Consummate the Closing. The obligation of the Purchaser to consummate the Closing and to purchase and pay for the Shares is subject to the satisfaction of the following conditions precedent:

                  (a) The representations and warranties contained herein of the Company shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                  (b) The Registration Rights Agreement shall have been executed and delivered by the Company.

                  (c) There shall have been no material adverse change (actual or threatened) in the assets, liabilities (contingent or other), affairs, operations, or condition (financial or other) of the Company prior to the Closing Date; and the Company shall have performed all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

                  (d) No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official and shall be pending.

                  (e) The purchase of and payment for the Shares by the Purchaser shall not be prohibited by any law or governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

                  (f) All instruments and corporate proceedings of the Company in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received copies (executed or certified, as may be appropriate) of all documents which the Purchaser may have reasonably requested in connection with such transactions.

                  (g) The Purchaser shall have received from Bingham Dana LLP, counsel to the Company, an opinion addressed to it, dated the Closing Date and substantially in the form of Exhibit B hereto.

                  (h) The Purchaser shall have received true, complete and correct copies of the final material agreement(s) between the Company and ProScript relating to the ProScript Acquisition and the ProScript Acquisition shall have been consummated.

                  (i) The Purchaser shall have received a certificate from the Company, in form and substance satisfactory to the Purchaser, dated the Closing Date and signed by a secretary or an assistant secretary of the Company, certifying (i) that attached copies of the Restated Certificate of Incorporation (the "Charter"), the Amended and Restated By-Laws (the "By-Laws") and resolutions of the Board of Directors of the Company approving this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby, are all true, complete and correct and remain in full force and effect as of the Closing Date, and (ii) as to
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                                       -9-

the incumbency and specimen signature of each officer of the Company executing this Agreement, the Registration Rights Agreement and any other document delivered in connection herewith on behalf of the Company.

                  (j) The Purchaser shall have received a certificate from the Company, in form and substance satisfactory to the Purchaser, dated the Closing Date and signed by the Company's chief financial officer, certifying that (i) the representations and warranties of the Company contained in Section 3 hereof are true and correct in all material respects on the Closing Date and (ii) the Company has performed and complied with in all material respects all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

                  5.2. Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Closing and to issue and sell the Shares to the Purchaser at the Closing is subject to the satisfaction of the following conditions precedent:

                  (a) The representations and warranties contained herein of the Purchaser shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                  (b) The Registration Rights Agreement shall have been executed and delivered by the Purchaser.

                  (c) The Purchaser shall have performed all obligations and conditions herein required to be performed or observed by the Purchaser on or prior to the Closing Date.

                  (d) No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official and shall be pending.

                  (e) The sale of the Shares by the Company shall not be prohibited by any law or governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

                  (f) All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be satisfactory in form and substance to the Company, and the Company shall have received counterpart originals, or certified or other copies of all documents, including without limitation records of corporate or other proceedings, which it may have reasonably requested in connection therewith.

                  (g) The Company shall have received a certificate from the Purchaser, in form and substance satisfactory to the Company, dated the Closing Date and signed by an authorized person in the name, and on behalf, of the Purchaser, certifying that (i) the representations and warranties of the Purchaser contained in Section 4 hereof are true and correct in all material respects on the Closing Date and (ii) the Purchaser has performed and complied
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                                      -10-

with in all material respects all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.

                  (h) Evidence reasonably satisfactory to the Company that any assignee (other than the Joint Fund (as defined below)) to whom the Purchaser transfers rights under Section 7.4 hereof (pursuant to Section 10.9(a) hereof), any such transfer having been made, is an entity which is intended to qualify as a "venture capital operating company" under the Department of Labor plan asset regulation.

         6.       Standstill Obligations.

                  (a) The Purchaser hereby agrees with the Company and covenants that, so long as it or any of its Affiliates is the record or beneficial owner of any Securities, neither it nor its Affiliates will directly or indirectly, without the prior written consent of the Company, in any manner:

                           (i) acquire, offer or propose to acquire, solicit an
offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect "beneficial ownership" (such term, for purposes of this Agreement, shall have the meaning provided therefor under the rules and regulations promulgated by the SEC under
Section 13(d) of the Exchange Act) in any Securities, such that the aggregate ownership (whether direct or indirect, of record or beneficial) of the Purchaser (and all permitted assignees) and the Affiliates of the Purchaser (and all Affiliates of the permitted assignees) in the Company shall increase, after the Closing Date, beyond an additional three percent (3%) of the total number of outstanding shares of Common Stock on a fully diluted basis as of the Closing Date (provided, however, that, notwithstanding the foregoing provisions of this clause (i), the Purchaser may acquire the Shares pursuant to, and in accordance with, the provisions of this Agreement);

                           (ii) make, or in any way participate in, directly or
indirectly, alone or in concert with others, any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote for the election or removal of directors of the Company;

                           (iii) otherwise act, directly or indirectly, alone or
in concert with others, to seek to propose to any of the Company's stockholders any merger, business combination, restructuring, recapitalization or other transaction to or with the Company that, in each case, would involve or result in a Change of Control (as defined below) of the Company; or

                           (iv) otherwise seek, directly or indirectly, alone or
in concert with others, to nominate any person for election as a director of the Company who is not nominated by the then incumbent directors of the Company.

                  (b) None of the Purchaser and any Affiliate of the Purchaser shall form, become a member of, or otherwise participate in any way in, any "group" (as such term is defined under the rules and regulations promulgated by the SEC under Section 13(d) of the Exchange Act) that engages in any of the activities that are prohibited under Section 6(a) hereof.

                  (c) Notwithstanding anything expressed or implied in this
Section 6 to the contrary, the Purchaser hereby agrees that it and its Affiliates will take any and all steps reasonably requested by the Company in writing (including, without limitation, granting proxies) to ensure that any and all of Voting Securities beneficially owned by the Purchaser or any of the Affiliates of the Purchaser are present or represented (whether in person or by proxy) at each meeting of stockholders of the Company for the sole purpose of establishing a valid quorum to transact business at such meeting.

                  (d) In the event that the Purchaser or any Affiliate of the Purchaser breaches any of its obligations under this Section 6 and such breach is not cured within ten (10) business days, then (i) the Company, in addition to any other legal or equitable remedies which it may have, may enforce its rights under this Section 6 by action for specific performance and (ii) to the extent that such breach arises as a result of any vote cast or proxy given by the Purchaser or any Affiliate of the Purchaser, in violation of the provisions of this Section 6, such vote or proxy, as the case may be, shall be null and void and the Company shall refuse to recognize and shall not give effect to such vote or proxy.

                  (e) For purposes of this Section 6, "Change of Control" shall mean any event, transaction or occurrence (whether alone or as a result of a series of related events, transactions or occurrence) which either (i) results in a change of beneficial ownership of the Company of greater than twenty-percent (20%) or (ii) results in the Purchaser (and any permitted assignee) and all Affiliates of the Purchaser (and all Affiliates of any permitted assignee) owning or holding, whether beneficially or of record, directly or indirectly, in the aggregate twenty percent (20%) or greater of the Securities of the Company.

         Notwithstanding Section 10.9(b) hereof, the obligations, covenants and duties under this Section 6 shall not be assignable by the Purchaser.

         7.       Certain Covenants and Agreements.

                  7.1. Transfer of Securities. The Purchaser shall not sell, assign, pledge, transfer or otherwise dispose or encumber any of the Shares, except (i) pursuant to an effective registration statement under the Securities Act, (ii) to an Affiliate (so long as such affiliate agrees to be bound by the terms and provisions of this Agreement as if, and to the fullest extent as, the Purchaser) or to the Joint Fund or the Soros Entity pursuant to Section 10.9(a) below, or (iii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws and, if requested by the Company, upon delivery by the Purchaser of either an opinion of counsel of the Purchaser reasonably satisfactory to the Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws or a representation letter of the Purchaser reasonably satisfactory to the Company setting forth a factual basis for concluding that such proposed transfer is exempt from registration under the Securities Act and applicable state securities laws. Any transfer or purported transfer of the Shares in violation of this Section 7.1 shall be void. The Company shall not register any transfer of the Shares in violation of this Section 7.1. The Company may, and may instruct any transfer agent for the Company, to place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 7.1.

                  7.2. Legends. To the extent applicable, each certificate or other document evidencing any of the Shares shall be endorsed with the legend set forth below, and the Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF EITHER AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT OR OF A REPRESENTATION LETTER SETTING FORTH A FACTUAL BASIS FOR CONCLUDING THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT."

                  7.3 Publicity. From and after the date of this Agreement, except to the extent required by applicable laws, rules, regulations or stock exchange requirements, neither (i) the Company or any of its Affiliates nor (ii) the Purchaser or any of its Affiliates shall, without the written consent of the other, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. In no event will either (i) the Company or any of its Affiliates or (ii) the Purchaser or any of its Affiliates make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement without consulting with the other party, to the extent feasible, as to the content of such public announcement or press release.

                  7.4 Management Rights. Subject to the limitations set forth in the last paragraph of this Section 7.4, from and after the Closing Date, if the Purchaser (or other permitted assignee) is not represented on the Company's Board of Directors and so long as the Purchaser (and any permitted assignee) and any Affiliates of the Purchaser (and all Affiliates of any permitted assignee) own or hold, in the aggregate, not less than 257,000 shares of the Common Stock (subject to adjustment made for any stock dividend, split-up or subdivision or any combination or reclassification affecting the Common Stock after the Closing
Date), then the Purchaser shall have the following rights:

                           (a) The Company shall provide the Purchaser with a
copy of any materials to be distributed or discussed at meetings of the Board of Directors at the same time as provided to members of the Board of Directors, except that the Purchaser may be excluded from access to any material or meeting or portion thereof (i) if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege for matters with respect to which the loss of such privilege could be meaningful for the Company's business, operations or prospects, or (ii) to protect highly confidential or proprietary information, the disclosure of which conflicts with, breaches or could cause a default under any agreement, contract, arrangement or other legally binding obligation of the Company to a third party. Notwithstanding the foregoing, if the Purchaser is excluded from access to any material as a result of clause (ii) in the preceding sentence and the Purchaser determines in any particular case that access to such material or meeting or portion thereof may be important to its having appropriate management rights as a "venture capital operating company" under the Department of Labor's plan asset regulation, then the Purchaser shall have the right to request that the Company, and the Company shall be obligated to, use reasonable efforts to obtain the consent or waiver of such third party to permit disclosure to, or permit attendance by, the Purchaser hereunder.

                           (b) The Purchaser shall be entitled, from time to
time, to make proposals, recommendations and suggestions to the Company relating to the business and affairs of the Company.

                           (c) The Purchaser shall be entitled, at the
Purchaser's expense and with reasonable prior notice to the Company, to discuss the Company's business and affairs with its officers, directors and independent accountants.

                           (d) The Purchaser shall be entitled, at all
reasonable times, in reasonable intervals and at the Purchaser's expense, to examine such books, records, documents and other written information in the possession of the Company relating to its affairs as the Purchaser may reasonably request, provided that access to highly confidential or proprietary information and facilities need not be provided to the Purchaser for the same reasons set forth in subparagraph (a)(ii) above, subject to the last sentence of subparagraph (a) above.

                           (e) The Company shall permit the Purchaser, at all
reasonable times, in reasonable intervals and at the Purchaser's expense, to visit and inspect the Company's properties, provided that the Company shall not be obligated to provide access to highly confidential or proprietary information and properties for the same reasons set forth in subparagraph (a)(ii) above, subject to the last sentence of subparagraph (a) above, and provided, further, that such inspection by the Purchaser does not disrupt or cause a disruption in the Company's ordinary course of business.

                  Notwithstanding Section 10.9(b) hereof, the rights contained under this Section 7.4 shall not be assignable by the Purchaser (except to a permitted assignee pursuant to Section 10.9(a) and provided that, such transfer having been made, each such assignee is intended to qualify as "venture capital operating company" under the Department of Labor plan asset regulation) and shall automatically and without further action terminate at such time as the Purchaser (and its permitted assignees) and the Affiliates of the Purchaser (and all Affiliates of any permitted assignees) shall cease to own or hold, in the aggregate, at least 257,000 shares of Common Stock (subject to adjustment made for any stock dividend, split-up or subdivision or any combination or reclassification affecting the Common Stock after the Closing Date) or shall attempt to transfer such rights in violation of the foregoing prohibition. The Purchaser (and any representative of the Purchaser) shall hold in confidence and trust, and not use or disclose, any confidential information provided to or learned by it (or him/her) in connection with the rights granted to the Purchaser by the Company under this Section 7.4. The Purchaser shall execute and deliver a confidentiality and non-disclosure agreement to the Company in the event that the Purchaser is entitled to any of the rights set forth in this
Section 7.4, which agreement shall remain in effect for so long as the Purchaser is entitled to, and for five (5) years after the Purchaser ceases to be entitled to, any of the rights set forth in this Section 7.4.

                  7.5. Board Representative. During the six (6) month period following the Closing Date, (a) the respective chief executive officers of the Company and the Purchaser shall, in good faith, discuss the identities of persons who shall be potential nominees (as a representative of the Purchaser) for a seat on the Board of Directors of the Company, (b) after such discussions in good faith the Purchaser shall, at its sole discretion, provide to the Company a list of the names of three to five persons who shall be such potential nominees and, (c) after such list shall have been provided by the Purchaser to the Company, the Company shall select one (1) person from such list and such person's name shall be brought to the next meeting of the full Board of the Company for consideration as a potential member of the Board; provided, that in the event that such person brought to the full Board is not approved as a member of the Board, then the parties agree that they shall be obligated to repeat the process set forth herein a second time. Notwithstanding Section 10.9(b) hereof, the rights contained under this Section 7.5 shall not be assignable by the Purchaser (except to a permitted assignee pursuant to Section 10.9(a)).

         8.       Termination.

                  8.1 Termination. Subject to Section 8.2, this Agreement may be terminated at any time prior to the Closing as follows:

                           (a) by the Purchaser if there has been a material
breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which has not been cured by the Company within 10 days after written notice from the Purchaser;

                           (b) by the Company if there has been a material
breach by the Purchaser of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement, which has not been cured by the Purchaser within 10 days after written notice from the Company;

                           (c) by the Company or the Purchaser, if the Closing
shall not have occurred on or before August 6, 1999; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                           (d) by the Company or the Purchaser if (i) there
shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement or
(ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity which would make consummation of the transactions contemplated by this Agreement illegal; provided, however, that the party seeking to terminate this Agreement must use all reasonable efforts to remove such judgment, injunction, order or decree; or

                           (e) by mutual written consent of the Company and the
Purchaser.

                  8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that Sections 7.4 (Publicity), 8.2 (Effect of Termination), and 10 (Miscellaneous Provisions) shall survive the termination hereof for a period of one year, and each party hereto shall hold in confidence and trust, and not use or disclose to any third parties, the terms and conditions of this Agreement and any confidential information provided to or learned by such party in connection with the negotiation, execution and delivery of this Agreement.

         9.       Indemnification.

                  9.1      General.

                           (a) By the Company. The Company agrees to indemnify,
defend and hold harmless the Purchaser and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (collectively, the "Purchaser Indemnitees") to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages, deficiencies, judgements, assessments, fines, settlements, costs or expenses (including interest, penalties and reasonable fees, disbursements and other charges of counsel) (collectively, "Losses") based upon, arising out of or otherwise in respect of any breach by the Company or its Affiliates of any representation, warranty, covenant or agreement of the Company contained in this Agreement.

                           (b) By the Purchaser. The Purchaser agrees to
indemnify, defend and hold harmless the Company and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (the "Company Indemnitees") to the fullest extent permitted by law from and against any and all Losses based upon, arising out of or otherwise in respect of any breach by the Purchaser or any Affiliate of the Purchaser of any representation, warranty, covenant or agreement of the Purchaser or any Affiliate of the Purchaser contained in this Agreement.

                  9.2      Claims

                  All claims for indemnification by a Company Indemnitee or a Purchaser Indemnitee pursuant to this Section 9 shall be made as follows:

                  (a) If a Company Indemnitee or a Purchaser Indemnitee has incurred or suffered Losses for which it is entitled to indemnification under this Section 9, such Company Indemnitee or Purchaser Indemnitee, as the case may be, shall give prompt written notice of such claim (a "Claim Notice") to the Purchaser or the Company, as applicable. Each Claim Notice shall state the amount of claimed Losses (the "Claimed Amount"), if known, and the basis for such claim.

                  (b) Within 20 days after delivery of a Claim Notice, the indemnifying party under this Section 9 (the "Indemnifying Party") shall provide to the Company Indemnitee or the Purchaser Indemnitee, as the case may be (the "Indemnified Party"), a written response (the "Response Notice") in which the Indemnifying Party shall: (i) agree that all of the Claimed Amount is owed to the Indemnified Party, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") is owed to the Indemnified Party, or (iii) contest that any of the Claimed Amount is owed to the Indemnified Party. The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Losses for which the Indemnified Party is entitled to indemnification under this Section 9. If no Response Notice is delivered by the Indemnifying Party within such 20-day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Party.

                  (c) If the Indemnifying Party in the Response Notice agrees (or is deemed to have agreed) that all of the Claimed Amount is owed to the Indemnified Party, the Indemnifying Party shall owe to the Indemnified Party an amount equal to the Claimed Amount to be paid in the manner set forth in this Section 9. If the Indemnifying Party in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party, the Indemnifying Party shall owe to the Indemnified Party an amount equal to the agreed amount set forth in such Response Notice to be paid in the manner set forth in this Section 9.

                  (d) No delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any actual damage, liability or prejudice caused by or arising out of such delay.

         9.3. Payment of Claims. An Indemnifying Party shall make payment of any portion of any Claimed Amount that such Indemnifying Party has agreed in a Response Notice that it owes to an Indemnified Party or that such Indemnifying Party is deemed to have agreed it owes to such Indemnifying Party, said payment to be made within thirty (30) days after such Response Notice is delivered by such Indemnifying Party or should have been delivered by such Indemnifying Party, as the case may be.

         9.4.     Limitations.

                  (a) Time for Claims. No Indemnifying Party will be liable for any Losses hereunder unless a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party on or prior to (i) with respect to a breach of a representation or warranty, the expiration of such representation or warranty, and (ii) with respect to a breach of a covenant or agreement (including without limitation the covenants and agreements set forth in Sections 7.4, 7.5 and 6), one year after the expiration (in accordance with its terms and conditions) of such covenant or agreement.

                  (b) Maximum Amount. No Indemnifying Party will be liable for any Losses hereunder in excess of $10,000,000 with respect to claims for breaches of representations and warranties.

         9.5 Applicability; Exclusivity. Notwithstanding any term to the contrary in this Section 9, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder. The parties hereby acknowledge and agree that the sole and exclusive remedies of the parties hereto in respect of any and all claims relating to any breach or purported breach of any representation, warranty, covenant or agreement that is contained in this Agreement will be pursuant to the indemnification provisions of this Section 9, except that all parties shall always retain the right to pursue and obtain injunctive relief in addition to any other rights or remedies hereunder.

         10.      Miscellaneous Provisions.

                  10.1 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

                  10.2 Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

                  10.3 Notices.

                  (a) Any notices, reports or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be sent by postage prepaid first class mail, courier or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

                  (b) All correspondence to the Company shall be addressed as follows:

                           LeukoSite, Inc.
                           215 First Street
                           Cambridge, MA 02142
                           Attention: Christopher K. Mirabelli,
                           President and Chief Executive Officer
                           Telecopier:  (617) 278-3399

                  with a copy to:

                           Bingham Dana LLP
                           150 Federal Street
                           Boston, Massachusetts 02110
                           Attention: Julio E. Vega, Esq.
                           Telecopier: (617) 951-8736

                           (c) All correspondence to the Purchaser shall be
addressed as follows:

                           Perseus Capital, LLC
                           The Army and Navy Club Building
                           1627 I Street, N.W., Suite 610
                           Washington, D.C. 20006
                           Telecopy:  (202) 463-6215
                           Attention:  Kenneth M. Socha, Esq.

                  with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York 10019-6064
                           Telecopy:   (212) 757-3990
                           Attention:  Bruce A. Gutenplan, Esq.

                  (d) Any entity may change the address to which correspondence to it is to be addressed by notification as provided for herein.

                  10.4 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

                  10.5 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

                  10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the Commonwealth of Massachusetts and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

                  10.7 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

                  10.8 Expenses. Each party shall pay its own expenses in connection with the preparation, execution and delivery of this Agreement and the Registration Rights Agreement.

                  10.9 Assignment.

                  (a) Joint Fund and Soros Entity. Subject to the limitations contained below and in Sections 6, 7.4 and 7.5 hereof, the Purchaser may assign, in whole or in part, the rights and obligations hereunder to either (i) Perseus-Soros BioPharmaceutical Fund, LP, a Delaware limited partnership (the "Joint Fund"), or (ii) Soros Fund Management LLC, a Delaware limited liability company, or a controlled investment fund or affiliate thereof (the "Soros Entity"); provided, that the Purchaser may assign the rights and obligations under Section 7.5 hereunder only in whole (and not in part) and only to the Joint Fund. As conditions precedent to the Purchaser assigning the rights and obligations hereunder pursuant to the foregoing sentence, such assignee (whether the Joint Fund or the Soros Entity) (a) shall agree to be bound by and become subject to all of the rights, obligations, terms and conditions of this Agreement applicable to, and to the same extent as the Purchaser, including without limitation Sections 6 (Standstill), 7.4 (Management Rights) (to the extent applicable), and 9.1 (Indemnification), (b) shall sign any and all documents, agreements and certificates requested by the Company to effect such agreement to be bound by the rights, obligations, terms and conditions of this Agreement, including an assumption agreement and/or instrument of adherence reasonable requested by the Company, and (c) shall certify that the representations and warranties set forth in Section 4 hereof are true and correct, as of the date of the assignment or transfer, as if made by such assignee (except that with respect to Section 4.9, such representation and warranty shall be modified so as to be true and correct as to such particular assignee). In the event that the Purchaser assigns its rights and obligations hereunder in accordance with this Section 10.9(a) in whole (and not in part) to a permitted transferee, then the Purchaser shall continue to be bound only by the covenants, obligations and agreements of the Purchaser and its Affiliates contained in Sections 6 (Standstill) and 9.1 (Indemnification) (it being understood that the Purchaser shall be obligated to indemnify the Company only with respect to breaches by itself and its Affiliates and that such obligation shall be several and not joint with respect to permitted transferees who shall become "Purchasers" hereunder)).

                  (b) General. The rights and obligations of any party hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of such party. Subject to paragraph (a) above and the limitations set forth in Sections 6, 7.4 and 7.5 hereof, this Agreement and the rights and duties of the Purchaser set forth herein may be freely assigned or delegated, as the case may be, in whole or in part, by the Purchaser to any person (other than the Joint Fund and the Soros Entity which shall be governed by Section 10.1(a) above) to whom the Purchaser may transfer any of the Shares purchased or acquired by the Purchaser; provided that the transfer complies with the terms of Sections 7.1 and 7.2 of this Agreement and the assigning party shall promptly notify the Company in writing of such assignment and shall remain liable (both directly and as guarantor) with respect to all obligations so assigned. In the event of any assignment, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement and/or instrument of adherence reasonably acceptable to the Company.

                  10.10 Survival. The respective representations and warranties given by the parties hereto shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of one year, without regard to any investigation made by any party. The respective covenants and agreements agreed to by a party hereto shall survive the Closing Date and the consummation of the transactions contemplated herein in accordance with their respective terms and conditions.

                  10.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the parties hereto.

                  10.12 Amendments. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provisions of this Agreement shall be effective only if made or given in writing and signed by the Company and the Purchaser.

                  10.13 No Third Party Rights. Except as contemplated by Section 9 hereof, this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person (including, without limitation, any stockholder or debt holder of the Company) other than the parties hereto.

                  10.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The parties hereto confirm that any facsimile copy of another party's executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

                           [signature pages to follow]

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement under seal as of the day and year first above written.


                                 LEUKOSITE, INC.


                                 By: /s/ Augustine Lawlor
                                     --------------------
                                     Name:  Augustine Lawlor
                                     Title: Vice President, Corporate
                                            Development and Chief Financial
                                            Officer


                                 PERSEUS CAPITAL LLC


                                 By: /s/ Frank H. Pearl
                                     ------------------
                                     Name:  Frank H. Pearl
                                     Title: Chairman and Chief Executive Officer

Exhibit A - Registration Rights Agreement
Exhibit B - Form of Company Counsel Legal Opinion